UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2016

AppYea, Inc.
(Exact name of registrant as specified in its charter)
South Dakota
(State or other jurisdiction of incorporation)

333-190999	46-1496846
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 600, Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

(817) 887-8142
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2016, the Company’s sole director, Chief Executive Officer and Chief Financial Officer, Jackie Williams, passed away.  Effective February 16, 2016, pursuant to the Company’s Bylaws, shareholders holding a majority of the common share votes, voted by written consent to appoint Keri Williams and Devin Beavers to serve as directors of the Company.  In addition, on February 16, 2016, the newly appointed board of directors appointed Devin Beavers to serve as interim Chief Executive Officer and interim Chief Financial Officer.  There are currently no agreements in place for compensation to be paid to either Keri Williams or Devin Beavers.

Keri Williams is an experienced business owner and a successful product management executive. She began her career in an Executive Assistant in the Cellular Phone Industry.   In 2007, she was named Office Manager for Greenleaf Wholesale Florist in Fort Worth, Texas, where she handled all the daily accounts receivables, data entry and banking transactions.   In 2011, Mrs. Williams added Supply Management to her duties where she was responsible for both incoming & outgoing inventory management. Mrs. Williams has over 20 years of experience in executive management.

Devin F Beavers is an accomplished consultant in business development. After attending Tarleton State University, Mr. Beavers acquired most of his business experience at Ben E Keith Beverages in Ft. Worth Texas. He brings to the Company more than 25 years of experience in strategic planning, effective communication and negotiation skills. As a senior level manager, Mr. Beavers led BEK Beverages providing superior leadership during critical transition phases. His responsibilities included implementing budget reductions, writing business plans, and positively facilitating a work environment of consistent growth and increased productivity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPYEA, INC.

Date: February 18, 2016	By:	/s/ Devin Beavers
Devin Beavers
Interim Chief Executive Officer